Exhibit (d)(12)
NON-QUALIFIED STOCK OPTION AGREEMENT
OF
DEX MEDIA, INC.
     THIS AGREEMENT (the “Agreement”) is entered into as of                      (the “Grant Date”) by and between Dex Media, Inc., a Delaware corporation (the “Company”) and                     , an employee of the Company (or one of its Subsidiaries), hereinafter referred to as the “Optionee.”
     WHEREAS, the Company wishes to afford the Optionee the opportunity to purchase shares of its common stock, par value $0.01 per share (“Common Stock”); and
     WHEREAS, the Company wishes to carry out the Stock Option Plan of Dex Media, Inc. (as it may be amended from time to time, the “Plan”), the terms of which are hereby incorporated by reference and made a part of this Agreement; and
     WHEREAS, the Committee appointed to administer the Plan pursuant to Section 6.1 of the Plan (the “Committee”) has determined that it would be to the advantage and best interest of the Company and its shareholders to grant the Non-Qualified Stock Option provided for herein to the Optionee as an inducement to enter into or remain in the service of the Company (or one of its Subsidiaries) and as an incentive for increased efforts during such service, and has advised the Company thereof and instructed the undersigned officers to issue said Option;
     NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:
ARTICLE I.
DEFINITIONS
     Whenever the following terms are used in this Agreement, they shall have the meaning specified below unless the context clearly indicates to the contrary. Capitalized terms used in this Agreement and not defined below shall have the meaning given such terms in the Plan. The singular pronoun shall include the plural, where the context so indicates.
     Section 1.1 “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person where “control” shall have the meaning given such term under Rule 405 of the Securities Act.
     Section 1.2 “Board” shall mean the Board of Directors of the Company.
     Section 1.3 “Cause” shall have the meaning set forth in the Employment Agreement.
     Section 1.4 “Change in Control” shall mean a change in ownership or control of the Company effected through a transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries, a Principal Stockholder or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company or a Principal Stockholder) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition.
     Section 1.5 “Committee” shall have the meaning set forth in the Recitals hereto.
     Section 1.6 “Common Stock” shall have the meaning set forth in the Recitals hereto.
     Section 1.7 “Company” shall have the meaning set forth in the Recitals hereto.
     Section 1.9 “EBITDA” for a given period shall mean the sum of (a) the consolidated earnings before interest, taxes, depreciation, amortization, and extraordinary items and (b) any management or similar fees charged to the Company by any Principal Stockholder (but only to the extent such fees are deducted from the earnings described in the preceding subsection (a)), all as reflected on the Company’s audited consolidated financial statements for such period. “Cumulative EBITDA” as of a given date shall mean the total EBITDA from and after January 1, 200___ through such date.
     Section 1.10 “EBITDA Target” and “Cumulative EBITDA Target” for a given period shall be as set forth in Exhibit A of this Agreement, subject to the provisions of Section 4.6.
     Section 1.11 “Employment Agreement” shall mean that certain Employment Agreement, dated as of                     , by and among the Optionee and the Company, as amended from time to time.
     Section 1.12 “Grant Date” shall have the meaning set forth in the Recitals hereto.
     Section 1.13 “Option” shall mean the Non-Qualified Stock Option to purchase Common Stock granted under this Agreement.
     Section 1.14 “Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.
     Section 1.15 “Plan” shall have the meaning set forth in the Recitals hereto.
     Section 1.16 “Principal Stockholders” shall mean Carlyle Partners III, L.P. a Delaware limited partnership; Welsh, Carson, Anderson & Stowe IX, L.P., a Delaware limited partnership; and each of their respective Affiliates.
     Section 1.17 “Stockholders Agreement” shall mean that certain                      Agreement by and between the Optionee and the Company dated                      which contains certain restrictions and limitations applicable to the shares of Common Stock acquired upon

Option exercise (and to other shares of Common Stock, if any, held by the Optionee during the term of such agreement).
ARTICLE II.
GRANT OF OPTION
     Section 2.1 Grant of Option. In consideration of the Optionee’s agreement to enter into or remain in the employ of the Company or one of its Subsidiaries, and for other good and valuable consideration, as of the Grant Date, the Company irrevocably grants to the Optionee the Option to purchase any part or all of an aggregate of                      shares of Common Stock upon the terms and conditions set forth in the Plan and this Agreement.
     Section 2.2 Option Subject to Plan. The Option granted hereunder is subject to the terms and provisions of the Plan, including without limitation, Article V and Sections 7.1, 7.2 and 7.3 thereof.
     Section 2.3 Option Price. The purchase price of the shares of Common Stock covered by the Option shall be $                     per share (without commission or other charge).
ARTICLE III.
EXERCISABILITY
     Section 3.1 Commencement of Exercisability
          (a) Subject to subsection (e) and Section 3.3, 25% of the Option shall become exercisable in five equal and cumulative installments provided that the Optionee remains continuously employed in active service by the Company from the Grant Date through such date as follows:
               (i) The first installment shall consist of 5% of the shares covered by the Option and shall become exercisable on December 31, 200        ;
               (ii) The second installment shall consist of 5% of the shares covered by the Option and shall become exercisable on December 31, 200        ;
               (iii) The third installment shall consist of 5% of the shares covered by the Option and shall become exercisable on December 31, 200        ;
               (iv) The fourth installment shall consist of 5% of the shares covered by the Option and shall become exercisable on December 31, 200        ; and.
               (v) The fifth installment shall consist of 5% of the shares covered by the Option and shall become exercisable on December 31, 200        .
          (b) Subject to subsections (c) and (e) and Section 3.3, 75% of the shares subject to the Option shall become fully exercisable on the eighth anniversary of the Grant Date provided that the Optionee remains continuously employed in active service by the Company from the Grant Date through such date.

          (c) Notwithstanding subsection (b) but subject to subsection (e) and Section 3.3:
               (i) An installment consisting of 15% of the shares covered by the Option shall become exercisable on, or within 120 days following, December 31 of each calendar year 200           through 200          , if the EBITDA as of such December 31 equals or exceeds the applicable EBITDA Target for such year.
               (ii) If the EBITDA as of the end of any calendar year 200           through 200           is less than the applicable EBITDA Target with respect to such year, that portion of the Option that was subject to accelerated exercisability pursuant to Section 3.1(c)(i) with respect to such year shall become exercisable on, or within 120 days following, the first December 31 thereafter as of which (A) the EBITDA as of such December 31 equals or exceeds the applicable EBITDA Target for such year and (B) the Cumulative EBITDA equals or exceeds the applicable Cumulative EBITDA Target through such December 31.
          (d) The Committee shall make the determination as to whether the respective EBITDA and Cumulative EBITDA Targets have been met, and shall determine the extent, if any, to which the Option has become exercisable, on any such date as the Committee in its sole discretion shall determine; provided, however, that with respect to each calendar year such date shall not be later than the 120th day following December 31 of such calendar year.
          (e) No portion of the Option which is unexercisable at Termination of Employment shall thereafter become exercisable.
     Section 3.2 Duration of Exercisability. The installments provided for in Section 3.1 are cumulative. Each such installment which becomes exercisable pursuant to Section 3.1 shall remain exercisable until it becomes unexercisable.
     Section 3.3 Expiration of Option. The Option may not be exercised to any extent by anyone after the first to occur of the following events:
          (a) The tenth anniversary of the Grant Date; or
          (b) Except as the Committee may otherwise approve, the ninetieth (90th) day following the date of the Optionee’s Termination of Employment for any reason other than (i) termination by the Company for Cause; or (ii) the Optionee’s death or disability (as defined in Section 22(e)(3) of the Code); or
          (c) Except as the Committee may otherwise approve, the date of the Optionee’s Termination of Employment by reason of termination by the Company for Cause; or
          (d) In the case of an Optionee whose Termination of Employment is by reason of his or her death or disability (within the meaning of Section 22(e)(3) of the Code), the expiration of 12 months from the date of the Optionee’s Termination of Employment; or

          (e) The occurrence of a Change in Control, provided that any portion of the Option which is exercisable as of the occurrence of the Change in Control may be exercised concurrently therewith.
     Section 3.4 Partial Exercise. Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable; provided, however, that each partial exercise shall be for not less than 100 shares and shall be for whole shares only.
     Section 3.5 Exercise of Option. The exercise of the Option shall be governed by the terms of this Agreement and the terms of the Plan, including, without limitation, the provisions of Article V of the Plan.
ARTICLE IV.
OTHER PROVISIONS
     Section 4.1 Not a Contract of Employment. Nothing in this Agreement or in the Plan shall confer upon the Optionee any right to continue in the employ of the Company or any of its Subsidiaries or shall interfere with or restrict in any way the rights of the Company or its Subsidiaries, which are hereby expressly reserved, to discharge the Optionee at any time for any reason whatsoever, with or without Cause, except as may otherwise be provided by any written agreement entered into by and between the Company and the Optionee.
     Section 4.2 Shares Subject to Plan and Stockholders Agreement. The Optionee acknowledges that any shares acquired upon exercise of the Option are subject to the terms of the Plan and the Stockholders Agreement including, without limitation, the restrictions set forth in Section 5.6 of the Plan. The Optionee further acknowledges that the Option is subject to the terms of the Stockholders Agreement including, without limitation, the “Bring-Along Rights” contained in Section 3 of the Stockholders Agreement and the “Tag-Along Rights” contained in Section 4 of the Stockholders Agreement.
     Section 4.3 Construction. This Agreement shall be administered, interpreted and enforced under the laws of the state of Delaware.
     Section 4.4 Conformity to Securities Laws. The Optionee acknowledges that the Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission, including without limitation Rule 16b-3. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Option is granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
     Section 4.5 Amendment, Suspension and Termination. The Option may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee or the Board, provided that, except as provided by Section 7.1 of the Plan, neither the amendment, suspension nor termination of this Agreement shall, without the consent of the Optionee, alter or impair any rights or obligations under the Option.

     Section 4.6 Adjustments in EBITDA Targets. The EBITDA Targets (including the Cumulative EBITDA Targets) specified in Exhibit A are based upon certain revenue and expense assumptions about the future business of the Company as of the date the Option is granted. Accordingly, in the event that, after such date, the Committee determines, in its sole discretion, that any acquisition or disposition of any business by the Company or any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, any unusual or nonrecurring transactions or events affecting the Company, or the financial statements of the Company, or change in applicable laws, regulations, or accounting principles occurs such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to the Option, then the Committee shall, in good faith and in such manner as it may deem equitable, adjust the amounts set forth on Exhibit A to reflect the projected effect of such transaction(s) or event(s) on EBITDA, subject to Section 7.1 of the Plan.
[signature page follows]

     IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

DEX MEDIA, INC.

By:

Its:

Residence Address:

Optionee’s Social Security Number: